Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our report dated May 10, 2024, relating to the financial statements of StratCap Digital Infrastructure REIT, Inc. (formerly known as Strategic Wireless Infrastructure Fund II, Inc.). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 10, 2025